Trading Symbol (LMD:TSX V) 151 Bloor St West, Ste 890 Toronto ON Canada M5S 1S4 T +1 416 927 7000 F +1 416 927 1222 www.lingomedia.com
PRESS RELEASE	FOR IMMEDIATE RELEASE

Lingo Media Appoints New Vice-President

To Its China Expansion Team

Toronto, Canada, October 28, 2004 – With China set to open its publishing industry to foreign ownership, Lingo Media Inc. (LMD:TSX V; LNGMF:OTC BB) (the "Company" or "Lingo Media"), took another step to assure its position in China as a leading educational publisher when it appointed Jessica Zhang, an experienced international investment banker, to its China Expansion Team.

Jessica Zhang joins the Company as Vice President in Beijing. She assumes her duties immediately and will work with Nicolas Chapman, Executive VP & Chief Representative in China. Prior to Lingo Media, Ms. Zhang managed the corporate finance team at Beijing-based Bank of China’s BOC Investments.  Ms. Zhang received bachelor’s degrees in finance, accounting and computer science along with a MBA from Winona State University, Minnesota and provides an excellent bridge between Chinese and western business practices.

“Jessica Zhang brings skills and relationships combined with an understanding of the publishing and distribution business in China that will greatly contribute to Lingo Media’s expansion plans for China,” says Michael Kraft, President & CEO of Lingo Media.

As mandated by the WTO on December 11, 2004, print media industry reforms will be implemented. These reforms will allow Lingo Media to potentially own or hold a majority stake in a China-based book, magazine and/or newspaper wholesale distribution company.

During the past eight months, Lingo Media has accomplished these goals:

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established a China Expansion Team

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put in place a China-based due diligence team

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identified acquisition and/or investment targets

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commenced negotiations with several acquisition and/or investment targets

Ms. Zhang’s appointment follows the July 2004 appointment of John Schram and Bailing Xia to the Lingo Media Board of Directors. Mr. Schram is a proven publishing executive, who brings senior industry leadership to the company. He has served as President & CEO with a number of leading North American educational publishing companies including Simon & Schuster (School Publishing) and Prentice Hall.

Mr. Xia is an experienced Chinese businessman who brings to Lingo extensive knowledge and understanding of Chinese and Canadian business practices. He maintains a wide network of contacts within the Chinese media, publishing and distribution sectors. Mr. Xia is the Chief Representative in North America for China Central Television (CCTV) for education, science, technology, culture, and health programs.

About Lingo Media Inc.

Lingo Media is a leading publisher of English language learning programs in China, incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 75 million units from Lingo Media's library of more than 250 program titles have been published and sold in China.

For further information, contact:

Michael Kraft, President & CEO

Tel: (416) 927-7000, ext. 23

Toll Free Tel: (866) 927-7011

Email: investor@lingomedia.com

To learn more, visit www.lingomedia.com

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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